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                                               Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 033-54629

PRICING SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 1994 AND PROSPECTUS DATED OCTOBER 4, 1994)

$250,000,000

XEROX CORPORATION

7.20% DEBENTURES DUE APRIL 1, 2016

The Debentures offered hereby (the "Debentures") will mature on April 1, 2016. Interest on the Debentures will be payable semiannually on April 1 and October 1 of each year, commencing October 1, 1996. The Debentures may not be redeemed by Xerox Corporation (the "Company") and may not be repaid at the option of the Holder thereof prior to maturity.

The Debentures will be represented by global securities (the "Global Securities") registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to participants' interests) and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will trade in DTC's Same Day Funds Settlement System until maturity and secondary market trading for the Debentures will therefore settle in immediately available funds. All payments of principal and interest on the Debentures will be made by the Company in immediately available funds.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, OR THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
                                 PRICE TO             UNDERWRITING         PROCEEDS TO
                                 PUBLIC(1)            DISCOUNT             COMPANY(1)(2)
                                 ---------------------------------------------------------------
Per Debenture.................... 99.684%             .875%                98.809%
Total............................ $249,210,000        $2,187,500           $247,022,500
------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from March 28, 1996.

(2) Before deducting expenses payable by the Company.

The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Debentures will be made through the facilities of DTC on or about March 28, 1996.

SALOMON BROTHERS INC
                             CS FIRST BOSTON

                                                       J.P. MORGAN & CO.

The date of this Pricing Supplement is March 25, 1996.
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IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT
TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT A LEVEL ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        CERTAIN TERMS OF THE DEBENTURES

     The following description of the Debentures supplements and, to the extent inconsistent therewith, supersedes the descriptions of the general terms and provisions of the Debentures set forth under "Description of Notes" in the accompanying Prospectus Supplement and "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. Certain capitalized terms used herein are defined in such Prospectus and Prospectus Supplement.

     The Debentures will mature on April 1, 2016. The Interest Payment Dates for the Debentures will be April 1 and October 1, commencing October 1, 1996. The Regular Record Date with respect to any Interest Payment Date will be the March 15th and September 15th, whether or not a Business Day, immediately preceding such Interest Payment Date. The Maturity Date of the Debentures may not be extended at the option of the Company or the Holder thereof, and the interest rate on the Debentures may not be reset at the option of the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Amended and Restated Selling Agency Agreement dated December 15, 1995, as further supplemented by the Terms Agreement dated March 25, 1996, the Company has agreed to sell to the Underwriters named below, acting as principals, and each of the Underwriters has severally agreed to purchase the principal amount of the Debentures set forth opposite its name below:

                                                                    PRINCIPAL
                          UNDERWRITER                                AMOUNT
---------------------------------------------------------------   -------------
Salomon Brothers Inc...........................................   $  83,400,000
CS First Boston Corporation....................................      83,300,000
J. P. Morgan Securities Inc. ..................................      83,300,000
                                                                  -------------
          Total................................................   $ 250,000,000
                                                                  =============

     The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to take and pay for all the Debentures if any are taken.

     The Underwriters have advised the Company that they propose initially to offer the Debentures directly to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Debentures. The Underwriters are not obligated, however, to make a market in the Debentures and may discontinue market making at any time without notice. No assurances can be given as to the liquidity of any trading market for the Debentures.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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